Exhibit 10.1

LICENSE AGREEMENT

This Agreement made effective as of this 27 th day of August, 2009 (the “Effective Date”), by and between Northwestern University, an Illinois corporation having a principal office at 633 Clark Street, Evanston, Illinois 60208 (hereinafter referred to as “Northwestern”) and Catalyst Pharmaceutical Partners, Inc., a Delaware corporation having a principal office at 355 Alhambra Circle, Suite 1370, Coral Gables, FL, 33134 (hereinafter referred to as “Licensee”) (each a “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS, Northwestern is the owner of certain patents and patent application listed on Exhibit A and has the right to grant licenses under such patents and patent application, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government;

WHEREAS, Northwestern desires to have such patent rights, and know-how developed and commercialized to benefit the public and is willing to grant a license hereunder;

WHEREAS, Licensee has represented to Northwestern that Licensee has the expertise, experience, and resources necessary to enable Licensee to commit itself to a diligent program to develop and subsequently manufacture, market and sell products utilizing such patent rights and know-how;

WHEREAS, Licensee desires to obtain a license under such patent rights and know-how upon the terms and conditions hereafter set forth;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1 “Affiliate” shall mean any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a Party. For the purposes of this definition, “control” shall mean any right or collection of rights that together allow direction on any vote with respect to any action by an entity or the direction of management and operations of that entity. Such right or collection of rights includes without limitation (a) the authority to act as sole member or shareholder or partner with a majority interest in an entity; (b) a majority interest in an entity; and (c) the authority to appoint, elect, or approve at least a majority of the governing board of that entity.

1.2 “FDA” shall mean the United States Food & Drug Administration and any successor agency thereto.

1.3 “Field” shall mean treatment of neurological conditions (including addiction) in humans by means of altering biochemical pathways associated with such conditions.

1.4 “IND” shall mean an Investigational New Drug Application as described in 21 C.F.R. § 312.20 et seq. (as the same may be amended from time to time).

1.5 “Know-How” shall mean technical information existing as of the Effective Date which is owned by Northwestern and directly relates to practicing inventions described in Patent Rights.

1.6 “Licensed Products” shall mean all products and services of Licensee, its Affiliates and its sublicensees covered by or which incorporate or are developed or made using the Patent Rights or Know-How.

1.7 “NDA” shall mean an application submitted to the FDA for approval to market a new drug, as described in 21 C.F.R. § 314.50 et seq. (as the same may be amended from time to time).

1.8 “Net Sales” shall mean the gross amount invoiced by Licensee or its Affiliates to unaffiliated third parties for the sale of Licensed Products, less (a) trade credits, discounts, rebates and allowances actually granted on account of price adjustments, rebate programs, billing errors or the rejection or return of goods, (b) all costs of shipping, freight, transportation and insurance for the Licensed Product, but only to the extent that such costs are included in Licensee’s or its Affiliate’s invoice price to its customers for the Licensed Product, and (c) all sales, use, excise and other taxes and compulsory payments to governmental authorities (including tariffs and customs duties) that are included in Licensee’s or its Affiliate’s invoice price to its customers for the Product.

In the event that the Licensed Product is sold in a fixed combination (“Combination Product”) with one or more active therapeutic compounds not subject to this Agreement (“Other Items”), the invoice price of such Combination Product shall be set by Licensee in good faith, applying a standard of fair and honest dealing with Northwestern, and Net Sales in each country of the Licensed Product included in the Combination Product shall be determined using the following formulae:

(a)	If the Licensed Product and Other Items contained in the combination are sold separately in such country, the Net Sales for purposes of calculating royalty payments will be the result obtained by multiplying the Net Sales of the Combination Product in such country by the fraction A/A+B, where A is the invoiced price in such country of the Licensed Product in the Combination Product, and B is the invoiced price in such country of all Other Items in the Combination Product.

(b)	If the Combination Product includes Other Items which are not sold separately in such country (but the Licensed Product contained in the Combination Product is sold separately in such country), the Net Sales for purposes of calculating royalty payments will be the result of multiplying the Net Sales of the Combination Product in such country by the fraction A/C, where A is as defined above and C is the invoiced price in such country of the Combination Product.

(c)

If neither the Licensed Product nor the Other Items contained in the Combination Product are sold separately, or if only the Licensed Product is not sold separately, Licensee shall in good faith, applying a standard of fair and honest dealing with

Northwestern, propose, after discussion with Northwestern, the percentage of the revenue from such Combination Product in such country that is attributable to the Licensed Product and shall notify Northwestern in writing of such proposal not less than 45 days prior to commencing sales of such Combination Product. Unless Licensee receives written objection from Northwestern to such proposal within 45 days following Northwestern’s receipt of such proposal, then the revenue so attributed to the Licensed Product shall be the Net Sales for the purposes of this paragraph. In the event Northwestern objects to Licensee’s proposal, Northwestern and Licensee agree to negotiate in good faith to reach a mutually acceptable determination, and Licensee shall not market such Combination Product unless and until such a determination is reached.

1.9 “Patent Rights” shall mean the patents and patent application listed on Exhibit A attached hereto and incorporated herein by reference, and any patents which issue from such patent application, and all divisions, continuations and continuations-in-part, reissues, reexaminations or extensions of any thereof, to the extent that such are supported by the specification and entitled to the priority date of the patents or pending patent application in Exhibit A. Patent Rights shall also include any foreign counterparts of any of the foregoing.

1.10 “Regulatory Approval” shall mean the approval of either the FDA or of a foreign counterpart thereto required to commence commercial sale of a Licensed Product in such country in the Territory in which such foreign counterpart has jurisdiction.

1.11 “Territory” shall mean the World.

1.12 “Launch” shall mean, in each country of the Territory, the first commercial sale of a Licensed Product by or on behalf of Licensee or its Affiliates or its sublicensees in such country following the Regulatory Approval of such Licensed Product in such country.

ARTICLE II - GRANT

2.1 In reliance upon the representations made to Northwestern by Licensee that Licensee has the experience, expertise and resources necessary to enable Licensee to perform its obligations hereunder, Northwestern hereby grants to Licensee and its Affiliates an exclusive license under Patent Rights and Know-How to make, have made, use, import, offer for sale and sell Licensed Products in the Territory in the Field.

2.2 The grant under Paragraph 2.1 shall be subject to the obligations of Northwestern and of Licensee to the United States Government under any and all applicable laws, regulations, and executive orders including those set forth in 35 U.S.C. §200, et seq.

2.3 Northwestern and all inventors of Patent Rights retain the right to utilize Patent Rights and Know-How for noncommercial research and educational purposes. Northwestern also retains the rights to distribute certain materials upon request by the research community for academic purposes through a Material Transfer Agreement (MTA), in compliance with NIH guidelines.

2.4 The grant of this license does not obligate Northwestern or any inventor of Patent Rights to make available to Licensee, its sublicensees or Affiliates for their own use and benefit, Northwestern space, facilities, students and services, unless otherwise stated herein or in a separate contractual agreement between Northwestern and Licensee.

2.5 Northwestern hereby grants to Licensee the right to grant sublicenses consistent with this Agreement provided that Licensee shall be responsible for the performance of its sublicensees, including the payment of royalties, and shall provide Northwestern with executed copies of such sublicense agreements within thirty (30) days of execution of such agreements. Northwestern shall treat all such sublicense agreements and the terms thereof as confidential information of Licensee in accordance with Section 3.1.

2.6 The grant of this license shall not include research or discoveries that arise from collaborations between inventors of Patent Rights and other faculty investigators at Northwestern or outside Northwestern.

ARTICLE III - CONFIDENTIAL INFORMATION

3.1 (a) Northwestern and Licensee each agree that all information contained in documents marked “Confidential” which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this Agreement, and not disclosed by the recipient (subject to paragraph (e) of this Section 3.1), its agents or employees to any third party without the prior written consent of an authorized officer of the disclosing Party, unless such information (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient, its employees, agents, successors or assigns, (iii) was lawfully disclosed to the recipient by a third party having the right to disclose it, (iv) was already known by the recipient at the time of disclosure (as evidenced by recipient’s written records), (v) was independently developed by recipient (as evidenced by recipient’s written records) or (vi) is required to be submitted to a government agency to obtain and maintain the approvals and clearances of Licensed Products.

(b) Disclosure may be made to Affiliates, distributors, customers, and agents, to nonclinical and clinical investigators, and to consultants, where necessary or desirable with appropriate safeguards to protect the confidential underlying disclosure. Either recipient may disclose confidential information of the disclosing Party (to the extent such disclosure is reasonably necessary) to such Party’s outside counsel, accountants, or agents and to bankers and other third parties in connection with due diligence or similar investigations; provided in each case that any such consultant, banker, lawyer, accountant, agent or third party is bound by obligations of confidentiality and non-use at least as restrictive as those set forth herein.

(c) Northwestern and Licensee also agree that confidential information may be orally disclosed by one Party to the other Party. Such information shall be confirmed in writing and designated “Confidential” within thirty (30) days of disclosure for the provisions of this Article III to apply.

(d) The fact that a particular item of know-how or information does not at the time of disclosure or generation qualify as (or subsequently ceases to qualify as) confidential information by virtue of one or more of the exclusions specified in paragraph (a) (the “Excluded Item”) will not relieve the recipient from its obligation of confidentiality and non-use as to any other item of confidential information of the disclosing party or as to the relationship of the Excluded Item to any other item of confidential information of the disclosing party.

(e) If, based upon the advice of legal counsel skilled in the subject matter, the recipient is required to disclose confidential information of the disclosing party to comply with an applicable law, regulation, legal process, or order of a government authority or court of competent jurisdiction, the recipient may disclose such confidential information only to the person or entity required to receive such disclosure; provided, however, that the recipient required to disclose such confidential information shall (i) to the extent reasonably practicable, give prior notice to such disclosing Party to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the disclosing Party, (ii) furnish only the portion of the confidential information which is legally required to be disclosed, based upon the advice of legal counsel skilled in the subject matter, (iii) use all reasonable efforts to secure confidential protection of such confidential information, and (iv) continue otherwise to perform its obligations of confidentiality set out herein as to such confidential information.

3.2 Each Party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other Party’s confidential information as it uses to protect its own confidential information but in any event not less than reasonable care. This obligation shall exist while this Agreement is in force and for a period of two (2) years thereafter except in the event of termination by Northwestern for breach on the part of Licensee, in which event Licensee’s obligation to maintain Northwestern’s information confidential will exist for a period of ten (10) years after the termination for breach. The provisions of this Article III shall survive termination of this Agreement.

3.3 This Agreement may be distributed solely (a) to those employees, agents and independent contractors of Northwestern and Licensee who have a need to know its contents, (b) to those persons whose knowledge of its contents will facilitate performance of the obligations of the parties under this Agreement, (c) to those persons, if any, whose knowledge of its contents is essential in order to permit Licensee or Northwestern to maintain or secure the benefits under policies of insurance, (d) subject to paragraph (e) of Section 3.1, as may be required by law or regulation or by court or administrative agency order, or (e) such other persons as may be permitted by paragraph (b) of Section 3.1. Notwithstanding, Licensor acknowledges Licensee’s representations (i) that Licensee is a company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934 and (ii) that as a result Licensee will be obligated to disclose this Agreement in its reports to the U.S. Securities and Exchange Commission (“Commission”) and to file a copy of same as an exhibit to its reports to the Commission.

ARTICLE IV - MILESTONES AND DUE DILIGENCE

4.1 Licensee hereby represents that Licensee has the experience, expertise and resources necessary to enable Licensee to perform its obligations hereunder. Licensee shall use commercially reasonable efforts to develop and commercialize Licensed Products (assuming US clinical trial protocols). Licensee shall, upon execution of this Agreement, submit to Northwestern a preliminary development and business plan that sets forth an outline of Licensee’s intended efforts to develop and commercialize Licensed Products. Such plan shall include a reasonably detailed description of the tasks generally anticipated to be performed for the development of Licensed Products in relation to the milestones set forth in Section 4.2 and estimates of anticipated expenses.

4.2 The parties agree that if all milestones listed on Exhibit B are met, Licensee will be deemed to be using commercially reasonable efforts to develop and commercialize Licensed Products.

4.3 The parties agree that if any milestone payment listed on Exhibit C, Section 2, is not met, Licensee will be deemed to be in breach.

4.4 The parties acknowledge that the process of drug development involves many variables and uncertainties. Therefore, the failure to adhere to specific aspects of the preliminary development and business plan shall not, without more, give rise to any right to terminate this Agreement; provided, however, that Northwestern shall not be precluded from considering the preliminary development and business plan as part of its evaluation of whether Licensee’s development efforts are commercially reasonable so long as it also considers any additional information provided by Licensee regarding factors affecting such development efforts.

4.5 Licensee agrees to provide annual progress reports with sufficient details to Northwestern describing Licensee’s research and development efforts in the development of Licensed Products during the preceding year. Such progress reports shall be due each January, beginning January 2010, until the date of first commercial sale of a Licensed Product.

ARTICLE V - PAYMENTS

In consideration of the license granted by Northwestern to Licensee under this Agreement, Licensee shall pay to Northwestern the amounts listed in Exhibit C hereto.

ARTICLE VI - PAYMENT, REPORTS AND RECORDS

6.1 Payment Dates and Reports

Within sixty (60) days after the end of each calendar quarter of each year during the term of this Agreement (and within sixty (60) days after the end of the first calendar quarter which ends following the expiration of this Agreement), Licensee shall pay to Northwestern all amounts which have become due and payable during such calendar quarter. Such payments shall be accompanied by a statement showing the Net Sales of each Licensed Product by Licensee and its Affiliates in each country, the applicable royalty rate and the calculation of the amount of royalty due, as well as all amounts of Sublicensing Revenue received and a calculation of Northwestern’s share thereof.

6.2 Accounting

a. Payments in U.S. Dollars

All dollar sums referred to in this Agreement are expressed in U.S. dollars and the Net Sales used for calculating the royalties and other sums payable to Northwestern by Licensee pursuant to Paragraph 6.1 shall be computed in U.S. dollars. All payments of such sums and royalties shall be made in U.S. dollars. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing U.S. dollars with such foreign currency in question as quoted by Citibank in New York on the last business day of the calendar quarter for which the relevant royalty payment is to be made by Licensee.

b. Blocked Royalties

Notwithstanding the foregoing, if by reason of any restrictive exchange laws or regulations Licensee or any Affiliate or sublicensee hereunder shall be unable to convert to U.S. dollars an amount equivalent to the royalty payable by Licensee hereunder in respect of Licensed Product sold for funds other than U.S. dollars, Licensee shall notify Northwestern promptly with an explanation of the circumstances. In such event, payment of any royalties due hereunder which are so restricted shall be deferred and paid in U.S. dollars as soon as reasonably possible after, and to the extent that, such restrictive exchange laws or regulations are lifted so as to permit such conversion to United States dollars, of which lifting Licensee shall promptly notify Northwestern. At its option, Northwestern shall meanwhile have the right to request the payment (to it or to a nominee), and upon such request Licensee shall pay, or cause to be paid, all such amounts (or such portions thereof as are specified by Northwestern) in funds, other than U.S. dollars, designated by Northwestern and legally available to Licensee under such then existing restrictive exchange laws or regulations.

6.3 Records

(a) Licensee shall keep, and shall cause its Affiliates and sublicensees to keep, for three (3) years following the date on which a quarterly report is delivered and all payments due as reflected in such report have been paid, complete and accurate records for such quarter of sales of each Licensed Product by Licensee or its Affiliates and Sublicensing Revenue received from its sublicensees. Such records shall be kept in sufficient detail to enable the amounts payable to be determined accurately. Northwestern shall have the right during this period of three (3) years after receiving any such report to appoint, at its expense, an independent certified public accountant to inspect the relevant records of Licensee and its Affiliates to verify such report. Northwestern shall submit the name of said accountant to Licensee for approval; said approval shall not be unreasonably withheld, delayed or conditioned. Licensee shall make its relevant records and those of its Affiliates available for inspection by such independent certified public accountant. Such inspection shall be conducted during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Northwestern, to the extent necessary to verify the accuracy of the reports and payments with not more than one (1) inspection per calendar year. Northwestern shall have no right to inspect any quarter more than once, absent a demonstration of a reasonable basis therefor.

(b) Northwestern agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Northwestern to reveal such information in order to enforce its rights under this Agreement or as may be required by law (in accordance with Section 3.1(e)).

(c) If royalties are understated by five percent (5%) or more in Licensee’s favor, the Licensee shall, within ten (10) days of receipt of the audit report, pay the balance due Northwestern plus all reasonable costs of the audit or inspection and interest at the prime rate as quoted in effect from time to time by Citibank in New York (the “Adjustment Rate”) from the date at which such unpaid amount would have otherwise been due and payable. If royalties are understated by less than five percent (5%), Licensee shall include such unpaid amount with the next scheduled payment pursuant to Paragraph 6.1. If royalties are overstated in Northwestern’s favor, then Licensee shall be entitled to a credit against the next scheduled payment to be made following the inspection pursuant to Paragraph 6.1 in an amount equal to the amount of the overpayment,

ARTICLE VII - PUBLICATION

Subject to this paragraph, Northwestern will have the right, at its discretion, to publish the results of any of its research related to the Patent Rights or Know-How and use any information for purposes of research, teaching, and other educationally-related matters. In order to avoid loss of Patent Rights as a result of premature disclosure of patentable information, Northwestern shall submit any prepublication or predisclosure material that are related to the Patent Rights and where Richard Silverman is a co-author to the Licensee for review at least thirty (30) days prior to planned submission for publication or disclosure. Licensee shall notify Northwestern within twenty (20) days after it receives such material as to: (1) whether it desires Northwestern to file patent applications on any inventions contained in the material, in which case Northwestern shall proceed to file a patent application at the expense of Licensee and add such patent application to Exhibit A, so long as it fulfills Patent Rights; (2) whether Licensee requests a delay in publication, in which case Northwestern agrees to delay publication for a maximum of an additional twenty-one (21) days; and (3) whether such materials contain confidential information of Licensee, in which case Northwestern shall, at Licensee’s request, delete said confidential information from the intended publication.

ARTICLE VIII - PATENT PROSECUTION

8.1 Northwestern shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights in the United States and in the foreign countries, if any, listed in Exhibit A hereto. Exhibit A may be amended by verbal agreement of both parties, such agreement to be confirmed in writing within ten (10) days. The prosecution, filing and maintenance of all Patent Rights shall be the responsibility and obligation of Northwestern; provided, however, Licensee shall have reasonable opportunities to advise Northwestern and shall cooperate with Northwestern in such prosecution, filing and maintenance.

8.2 For the avoidance of doubt, payment of all fees and costs relating to the filing, prosecution, and maintenance of Patent Rights shall be the responsibility of Licensee, whether such fees and costs were incurred before or after the Effective Date.

ARTICLE IX - INFRINGEMENT

9.1 Each party shall inform the other promptly in writing of any alleged infringement of the Patent Rights by a third party of which it becomes aware and of any available evidence thereof.

9.2 Licensee, at its expense, will have first right to enforce Patent Rights against infringement by third parties. Licensee may, for such purposes, use the name of Northwestern as party plaintiff; provided, however, that such right to bring such infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Northwestern, which consent shall not be unreasonably withheld, delayed or conditioned. Licensee shall indemnify Northwestern against any order for costs that may be made against Northwestern in such proceedings.

9.3 If Licensee recovers any damages or other sums in such action, suit or proceeding, or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by Licensee and by Northwestern in connection therewith, including, with limitation, attorneys fees. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by Licensee; provided, however, that Northwestern shall receive out of any such remaining recovery received by Licensee an amount as follows: (i) as to ordinary damages, Northwestern shall receive payment equivalent to payments that would have been due to Northwestern as royalties under Exhibit C, Section 4 had the infringing sales that Catalyst lost to the infringer been made by Catalyst, and (ii) as to special or punitive damages, Northwestern shall receive payment equivalent to payments that would have been due to Northwestern as Sublicensing Revenue Share as specified under Exhibit C, Section 5.

9.4 If Licensee does not file suit against an infringer of Patent Rights within 6 months of knowledge thereof, during the term of this Agreement, Northwestern shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights and, in furtherance of such right, Licensee hereby agrees that Northwestern may include Licensee as a party plaintiff in such suit, without expense to Licensee. The total cost of any such infringement action commenced or defended solely by Northwestern shall be borne by Northwestern and Northwestern shall keep any recovery or damages for past infringement derived therefrom.

9.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, Northwestern, at its option, shall have the right, within thirty (30) days after it receives notice of the commencement of such action, to intervene and take over the sole defense of the action at its own expense.

9.6 In any infringement suit that either Party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the Party initiating such suit, cooperate with all reasonable requests of the other Party, including, to the extent reasonably possible, having its employees testify when requested and making available relevant records, papers, information, samples, specimens, and the like.

9.7 Licensee, during the term of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the Patent Rights. Any consideration received as part of such a sublicense shall be treated as Sublicensing Revenue pursuant to Exhibit C, Section 5.

ARTICLE X - PRODUCT LIABILITY

10.1 Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Northwestern, its trustees, directors, officers, employees and Affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including reasonable attorneys’ fees and expenses, (a) arising out of the death of or injury to any person or persons or out of any damage to property resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) or (b) arising from any obligation of Licensee hereunder.

10.2 Prior to the manufacture of the Licensed Product for the purpose of introducing it into humans and the actual introduction of the Licensed Product into humans, Licensee shall obtain and carry in full force and effect commercial, general liability insurance which shall protect Licensee and Northwestern with respect to events covered by paragraph 10.1 (a) above. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Illinois, shall list Northwestern as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to Northwestern prior to any cancellation or material change thereof. The limits of such insurance shall not be less than Five Million Dollars ($5,000,000) per occurrence with an aggregate of Fifteen Million Dollars ($15,000,000) for personal injury or death, and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage. Licensee shall provide Northwestern with Certificates of Insurance evidencing the same.

10.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY NORTHWESTERN THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER NORTHWESTERN SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

ARTICLE XI - TERM AND TERMINATION

11.1 This Agreement shall become effective on the Effective Date. Unless sooner terminated as provided for below, this Agreement shall continue in effect, on a country-by-country basis, (a) until the expiration of the last to expire of any Patent Rights or (b) ten (10) years from the date of the first commercial sale in countries where no Patent Rights exist.

11.2 Licensee shall have the right to terminate this Agreement in whole or in part anytime after three (3) years from the Effective Date by giving Northwestern sixty (60) days written notice.

11.3 Subject to Licensee’s right to notice and a cure period as specified in Section 11.7, Northwestern shall have the right to terminate or render this license non-exclusive at any time after three (3) years from the Effective Date if, in Northwestern’s reasonable judgment, Licensee has breached any of its obligations hereunder.

11.4 This Agreement shall be terminated immediately and shall be of no further force and effect if Licensee fails to make the payment of the license fee required by Section 1(b) of Exhibit C.

11.5 The provisions of Article III (Confidentiality), Article V (Payments), Article VI (Payments, Reports and Records), Article X (Product Liability) and Article XIII (Dispute Resolution) shall survive termination or expiration of this Agreement in accordance with their terms.

11.6 If (1) Licensee makes any general assignment for the benefit of its creditors; (2) a petition is filed by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; or (3) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee’s assets or property, then Northwestern may immediately terminate the license granted by this Agreement upon written notice to Licensee of such termination.

11.7 If either Party breaches any material obligation imposed by this Agreement, then the other Party may at its option, send a written notice to the Party in breach that it intends to terminate the license granted by this Agreement. If the Party in breach does not cure the breach within ninety (90) days from the notice date, then the other Party shall have the right to terminate the license granted immediately upon the date of mailing of a written notice of termination to the Party in breach.

11.8 Upon termination of this Agreement for any cause, nothing herein shall be construed to release either Party of any obligation that has matured prior to the effective date of such termination. Licensee may, after the date of such termination, sell all Licensed Products that it may have on hand at the date of termination, provided that it pays the earned royalty thereon as provided in this Agreement.

11.9 In the event of termination for breach by Licensee, Licensee agrees to no longer use any of the Patent Rights or Know-How under which it has been granted a license, and will turn over and assign to Northwestern its Regulatory Approvals and data and material related to price and Regulatory Approvals at no charge with the right to sublicense.

11.10 Upon termination of this Agreement, any and all existing sublicense agreements shall be immediately assigned to Northwestern, and Northwestern agrees to keep them in force to the extent that Northwestern is capable of performing as a licensor in place of Licensee.

ARTICLE XII - ASSIGNMENT

12.1 Due to the nature and purpose of this Agreement, the Parties agree that a material element of this Agreement is that Northwestern has selected Catalyst Pharmaceutical Partners, Inc to serve as the licensee under this Agreement based on the representations made by Catalyst Pharmaceutical Partners, Inc that it has the experience, expertise and resources necessary to enable it to perform the obligations of the license hereunder. Accordingly, the Parties agree that this Agreement, the license granted hereunder, and the obligations of Licensee hereunder shall not be assigned, sublicensed (unless herein granted), or otherwise transferred by the Licensee without the prior written consent of Northwestern. Notwithstanding any assignment or transfer permitted under this Paragraph 12.1, Licensee shall remain fully liable to Northwestern for the performance of the assignee or transferee, unless Northwestern’s consent expressly releases Licensee from such liability.

12.2 It is the understanding of the Parties that in the event a bankruptcy petition is filed by or against Licensee, or any proceeding is initiated against Licensee as a debtor under any bankruptcy or insolvency law, applicable law excuses Northwestern from accepting performance from or rendering performance to an entity other than Licensee, and Licensee, or trustee operating on behalf of the Licensee, shall be prohibited from assigning, sublicensing, or otherwise transferring the license granted hereunder and/or the obligations of Licensee hereunder without the prior written consent of Northwestern.

12.3 Notwithstanding Sections 12.1 and 12.2, the parties agree that Licensee may assign the Agreement to an acquirer of all or substantially all of Licensee’s assets and business related to the Patent Rights; provided, however, that no such assignment will be effective unless and until the assignee delivers to Northwestern such assignee’s agreement in writing to assume and perform all of Licensee’s obligations under the Agreement, in which case Licensee shall be relieved of any further liability under this Agreement.

ARTICLE XIII - DISPUTE RESOLUTION

13.1 The Parties agree to effect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner.

13.2 The Parties agree that any dispute that arises in connection with this Agreement and which cannot be amicably resolved by the parties shall be resolved by binding Alternative Dispute Resolution (ADR) in the manner set forth in Paragraph 13.3 through Paragraph 13.5.

13.3 If a Party intends to begin ADR to resolve a dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within ten (10) business days after its receipt of such notice, the other Party may, by written notice to the Party initiating ADR, add additional issues to be resolved. If the Parties cannot agree upon the selection of a neutral within twenty (20) business days following receipt of the original ADR notice, a neutral shall be selected by the then President of the Center for Public Resources (CPR), 680 Fifth Avenue, New York, New York 10019. The neutral shall be a single individual having experience in the pharmaceutical industry relating to drug development and commercialization who shall preside in resolution of any disputes between the Parties. The neutral selected shall not be an employee, director or shareholder of either Party or an Affiliate or sublicensee.

13.4 Each Party shall have ten (10) business days from the date the neutral is selected to object in good faith to the selection of that person. If either Party makes such an objection, the then President of the CPR shall, as soon as possible thereafter, select another neutral under the same conditions as set forth above. This second selection shall be final.

13.5 The ADR shall be conducted in the following manner:

(a) No later than forty-five (45) business days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the Parties.

(b) At least five (5) days prior to the hearing, each Party must submit to the neutral and serve on the other Party a proposed ruling on each issue to be resolved. Such proposed ruling shall contain no argument on or analysis of the facts or issues, and shall be limited to not more than fifty (50) pages.

(c) The neutral shall not require or permit any discovery by any means, including depositions, interrogatories or production of documents.

(d) Each Party shall be entitled to no more than eight (8) hours of hearing to present testimony or documentary evidence. The testimony of both Parties shall be presented during consecutive calendar days. Such time limitation shall apply to any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral to determine whether the parties have had the eight (8) hours to which each is entitled.

(e) Each Party shall have the right to be represented by counsel. The neutral shall have the sole discretion with regard to the admissibility of any evidence.

(f) The neutral shall rule on each disputed issue within thirty (30) days following the completion of the testimony of both Parties. Such ruling shall adopt in its entirety the proposed ruling of one of the parties on each disputed issue.

(g) ADR shall take place in Chicago, Illinois. All costs incurred for a hearing room shall be shared equally between the Parties.

(h) The neutral shall be paid a reasonable fee plus expenses, which fees and expenses shall be shared equally by the Parties.

(i) The ruling shall be binding on the Parties and may be entered as an enforceable judgment by a state or federal court having jurisdiction of the Parties.

13.6 This Article XIII shall survive any termination of this Agreement.

ARTICLE XIV - NOTICES AND PAYMENTS

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

In the case of Northwestern:	Executive Director
Technology Transfer Program
Northwestern University
1800 Sherman Avenue, Suite 504
Evanston, Illinois 60201

In the case of Licensee:	President
Catalyst Pharmaceutical Partners, Inc
355 Alhambra Circle
Suite 1370
Coral Gables, FL 33134

ARTICLE XV - GENERAL

15.1 Force Majeure. Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

15.2 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

15.3 Applicable Law. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of Illinois, excluding its choice of law rules.

15.4 Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire, final agreement between the Parties with respect to the subject matter of this Agreement, and supersede all previous agreements or representations, written or oral, with respect thereto. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

15.5 Headings. The headings for each article and section in this Agreement have been inserted for convenience or reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

15.6 Independent Contractors. The Parties are not employees or legal representatives of the other party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

15.7 Advertising. Licensee shall not use the name of the inventor listed in Exhibit A of this Agreement, of any institution with which the inventor has been or is connected, nor the name of Northwestern, in any advertising, promotional or sales literature, without prior written consent obtained from Northwestern in each case.

15.8 Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

15.9 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

15.10 Patent Marking. Licensee agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

CATALYST PHARMACEUTICAL PARTNERS, INC.		NORTHWESTERN UNIVERSITY

By:	/s/ Patrick J. McEnany	By:	/s/ Indrani Mukharji
Name:	Patrick J. McEnany	Name:	Indrani Mukharji, Ph.D.
Title:	President	Title:	Executive Director, Technology Transfer Program